Exhibit 10.2

Certain identified confidential information contained in this document, marked by brackets, has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Execution Copy

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (I) EFFECTIVE DATE, AND (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY

THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR THE ISSUER SHALL HAVE RECEIVED AN OPINION OF ITS COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

11065220 CANADA INC.

- and -

UNIVERSAL HEMP, LLC

AS OF SEPTEMBER 23, 2020

DEBENTURE

DEBENTURE

USD$100,000,000            Effective as of September 23, 2020 (the “Effective Date”)

ARTICLE ONE

INTERPRETATION

1.1	Definitions.

As used in this Debenture, including the Schedules hereto (if any), unless otherwise defined or unless the context otherwise requires the following terms have the following respective meanings:

(a)	“90 Day Period” has the meaning ascribed to such term in Section 4.2(a);

(b)

“Affiliates” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with, such Person;

(c)

“Amendment” means by the second amendment to the Arrangement Agreement to be entered into between the Creditor and the Parent in the form attached as Schedule B to the proposal agreement between the Creditor and the Parent dated September 23, 2020, as may be amended, restated, amended and restated, revised or supplemented from time to time;

(d)	“Anti-Corruption Laws” has the meaning ascribed to such term in Section 3.3(z)(iii);

(e)

“Applicable Law” means (i) (A) any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation or by-law (zoning or otherwise); (B) any judgment, order, writ, injunction, decision, ruling, decree or award; (C) any regulatory policy, practice, protocol, guideline or directive; or (D) any franchise, licence, qualification, authorization, consent, exemption, waiver, right, permit or other approval, in each case, of any Governmental Authority and having the force of law, binding on or affecting the Party referred to in the context in which the term is used or binding on or affecting the property of such Party; and (ii) the CSA, and other U.S. federal law the violation of which is predicated upon a violation of the CSA, and any statute, law, rule or regulation of any applicable state in the United States; in each case as all of the foregoing may exist as of the Effective Date or as may be implemented, revised or modified from time to time after the Effective Date;

(f)	“Arrangement Agreement” means the arrangement agreement between the Creditor and the Parent dated April 18, 2019, as amended on May 15, 2019, and as further amended by the Amendment;

(g)	“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) maintained, sponsored,

or contributed to, or required to be contributed to by the Company or with respect to which any such party otherwise has any liabilities;

(h)	“Business” means the business of cultivating, manufacturing, distributing and selling Hemp in the U.S. in compliance with all Applicable Laws.

(i)	“Business Day” means any day of the year, other than a Saturday, Sunday, legal holiday or any day on which banking institutions are closed in New York, New York or Toronto, Ontario;

(j)	“Cannabis” means “marihuana” as defined in 21 U.S.C 802;

(k)

“Change of Control” means (i) any Person or group of Persons shall acquire, directly or indirectly, outstanding equity interests of the Company which have or represent 50% or more of the votes that may be cast to elect the directors of the Company or other Persons charged with the management and direction of the Company, (ii) any Person or group of Persons shall acquire the power to direct, or cause the direction of, management, business or policies of the Company, whether through the ability to exercise voting power, by contract or otherwise, (iii) Acreage Holdings Inc. shall cease to indirectly own or control 100% of each class of outstanding equity interests of the Company, (iv) any Person or group of Persons shall succeed in having a sufficient number of nominees elected to the board of directors of the Company that such nominees, when added to any existing director remaining on the board of directors of the Company after such election who is also a nominee of such Person or group of Persons, will constitute a majority of the board of directors of the Company, (v) if, at any time, the Company sells or otherwise disposes of all or substantially all of its assets, (vi) the Company amalgamates or otherwise merges its business and property with or into any other Person if that amalgamation or merger is not otherwise expressly permitted by the other provisions of this Debenture, or (vii) a liquidation, dissolution or winding up of the Company;

(l)	“Claim” means any claim or liability of any nature whatsoever, including any demand, obligation, liability, debt, cause of action, suit, proceeding, judgment, award, assessment or reassessment;

(m)	“Code” means the United States Internal Revenue Code of 1986, as amended;

(n)

“Company” means UNIVERSAL HEMP, LLC, a corporation, limited liability company or unlimited liability corporation formed under the laws of the State of Delaware, and its successors and permitted assigns (by amalgamation, merger or otherwise);

(o)	“Company Intellectual Property” has the meaning ascribed to such term in Section 3.3(u)(i);

(p)

“Compliance Programs” means the Company’s internal compliance programs that (i) meet or exceed international best practice standards for similar businesses or assets, (ii) are designed to detect and prevent violations of Applicable Law, and (iii) provide for the monitoring and supervision of compliance with the terms and requirements of such compliance programs;

(q)

“Confidential Information” means information and intellectual property concerning any matters affecting or relating to the business, operations, assets, results or prospects of the Parties or any Affiliate thereof, including information regarding plans, budgets, costs, processes and other data, except to the extent that such information has already been publicly released by a Party as allowed herein or that the Party providing such information can demonstrate was previously publicly released by a Person who did not do so in violation or contravention of any duty or agreement;

(r)

“Control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto;

(s)

“Corporate Records” means the corporate records of the Company, including in each case (i) all constating documents, articles, by-laws, notice of articles, any shareholders’ agreements and any amendments thereto, and (ii) all minutes of meetings and resolutions of shareholders and the board of directors (and any committee thereof);

(t)	“Creditor” means 11065220 CANADA INC. and its successors and assigns;

(u)	“CSA” means the Controlled Substances Act of the United States, 21 U.S.C. s. 801 et seq. (including any implementing regulations and schedules);

(v)

“Debenture” means this debenture issued on the date hereof due on the Maturity Date in an aggregate principal amount of up to $100,000,000, as may be amended, supplemented, otherwise modified, restated or replaced from time to time;

(w)

“Debenture Transaction Documents” means, collectively, this Debenture, the Security Agreements, guarantees from Subsidiaries of the Company (if any) and all other documents executed and delivered to the Creditor relating to or in connection with this Debenture but for certainty excluding the Arrangement Agreement, the Amendment, the Amended Plan of Arrangement (as defined in the Amendment) and all other documents executed and delivered to the Creditor by the Company or any Affiliate of the Company in connection with the Arrangement Agreement;

(x)	“Dollars”, “$” or “USD” means the lawful money of the United States;

(y)

“EBITDA” means, in respect of any fiscal period, the consolidated net income (loss) of the Company in such fiscal period plus without duplication and to the extent deducted in determining consolidated net income (loss) for such period, the sum of (i) interest expense for such period, (ii) income tax expense for such period, and (iii) all amounts attributable to depreciation and amortization expense for such period but excluding, in respect of the fiscal period, the following: (i) income or loss from investments; (ii) security-based compensation; (iii) non-cash impairment losses; (iv) costs associated with the Arrangement Agreement; and (v) other non-recurring expenses as mutually determined by the Company and the Creditor, acting reasonably, provided that in the event of a disagreement, such amount of non-recurring expenses shall be determined by a nationally recognized chartered accounting firm who is independent of the Company and the Creditor.

(z)	“Effective Date” has the meaning ascribed to such term on page 1 herein;

(aa)

“Encumbrance” means any lien, charge, hypothec, pledge, mortgage, title retention agreement, covenant, condition, lease, license, security interest of any nature, claim, exception, reservation, easement, encroachment, right of occupation, right-of-way, right-of-entry, matter capable of registration against title, option, assignment, right of pre-emption, royalty, right, pledge, privilege or any other encumbrance or title defect of any nature whatsoever, and any other right of third parties relating to, attaching to or affecting any asset, regardless of form (excluding ordinary course payables), whether or not registered or registrable and whether or not consensual or arising by any Applicable Law, and includes any contract to create any of the foregoing;

(bb)

“Environmental Laws” means all Applicable Laws relating to the protection of human health and the environment, including all Applicable Laws pertaining to the reporting, licensing, permitting, transportation, storage, disposal, investigation or remediation of Releases, or threatened Releases, of Hazardous Substances into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Substances;

(cc)	“ERISA” means the Employee Retirement Income Security Act of 1974;

(dd)

“ERISA Affiliate” means the Company and any entity required to be aggregated with the Company under Section 414 of the Code or any entity under common control with the Company within the meaning of Section 4001 of ERISA;

(ee)

“ERISA Event” means any of the following: (i) a reportable event described in Section 4043(c) of ERISA (other than those events as to which the thirty day notice period is waived) with respect to a Title IV Plan; (ii) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (iii) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (iv) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination, or treatment of a plan amendment as termination, under Section 4041A of ERISA; (v) the filing of a notice of intent to terminate a Title IV Plan, or treatment of a plan amendment as termination, under Section 4041 of ERISA; (vi) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (vii) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (viii) the imposition of an Encumbrance under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (ix) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code to qualify thereunder; (x) a Title IV plan is in “at risk” status within the meaning of Code Section 430(i); (xi) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (xii) any other event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for contributions to Title IV Plans and Multiemployer Plans in the ordinary course and PBGC premiums due but not delinquent;

(ff)	“Event of Default” has the meaning ascribed to such term in Section 5.1 hereof;

(gg)

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Creditor or required to be withheld or deducted from an actual or deemed payment to the Creditor relating to, in connection with, or under the Debenture: (i) Taxes imposed on or measured by its net income (however denominated), franchise Taxes and branch profits Taxes, in each case, imposed as a result of the Creditor being organized under the laws of, or having its principal office or its applicable lending office located in the jurisdiction imposing the Tax (or any political subdivision of the jurisdiction), or that are Other Connection Taxes; (ii) any Taxes required to be deducted or withheld under the Income Tax Act (Canada) from any payment under the Debenture as a result of: (1) the recipient (or beneficial holder of the Debenture) not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with the Company, or (2) the recipient being a “specified non-resident shareholder” of the Company or not dealing at arm’s length with a “specified shareholder” of the Company (in each case within the meaning of the Income Tax Act (Canada)) (other than where the non-arm’s length relationship arises, or where the recipient is a “specified non-resident shareholder”, or does not deal at arm’s length with a “specified shareholder”, as a result of such Person having become a party to, received or perfected a security interest under, or received or enforced any rights under, the Debenture); (iii) any Taxes imposed as a result of the Creditor’s failure (other than as a result of a change in law) to comply with Section 2.6(f); (iv) U.S. federal withholding or income Taxes imposed on or with respect to original issue discount, if any, imputed into amounts advanced by the Creditor under this Debenture for any reason whatsoever pursuant to a final determination by a Governmental Authority; or (v) any withholding Taxes imposed under FATCA.

(hh)

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements or implementing legislation enacted by any jurisdiction with respect to such intergovernmental agreements.

(ii)

“Governmental Authorities” means any municipal, regional, provincial, state or federal governments and their agencies, authorities, branches, departments, commissions or boards, having or claiming jurisdiction over the Company and/or the Company’s assets, and “Governmental Authority” shall mean any one of the Governmental Authorities as the context requires;

(jj)

“Guarantee” means any agreement by which any Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any creditor of such Person against loss, and shall include any contingent liability under any letter of credit or similar document or instrument, but shall exclude liability arising as a result of the endorsement of cheques in the ordinary course of business;

(kk)	“Hazardous Substances” means:

(i)	any radioactive material;

(ii)	any explosive;

(iii)

any substance that, if added to any water, would degrade or alter or form part of a process of degradation or alteration of the quality of that water to the extent that it will adversely affect its use by man or by any animal, fish or plant;

(iv)	any solid, liquid, gas or odour or combination of any of them that, if emitted into the air, would create or contribute to the creation of a condition of the air that:

A.	endangers the health, safety or welfare of individual Persons or the health of animal life;

B.	interferes with normal enjoyment of life or property; or

C.	causes damage to plant life or to property;

(v)	any petroleum or petroleum product regulated by Environmental Laws;

(vi)	any toxic substance or other contaminant;

(vii)

any substance declared to be hazardous or toxic under any Applicable Law now or hereafter enacted or promulgated by any Governmental Authority having jurisdiction over the Company or its property, assets or interests, including any substance which would be considered a hazardous substance under any Environmental Law; and

(viii)	any other substance which is or may become hazardous, dangerous or toxic to individual Persons or property, including any asbestos or asbestos-containing material;

(ll)	“Hemp” means hemp and derivatives thereof, including, without limitation, cannabidiol (CBD), to the extent such products are not considered a controlled substance pursuant to the CSA;

(mm)

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of the Company under the Debenture Transaction Documents, and (b) to the extent not otherwise described in (a), Other Taxes.

(nn)	“Initial Advance” has the meaning ascribed to such term in Section 2.2(i);

(oo)

“Intellectual Property” means all intellectual property which is recognized under the law of any jurisdiction anywhere in the world, whether under common law, by statute or otherwise, whether registered or not, including the following:

(i)

patents, reissues, divisions, continuations, continuations-in-part, re-examinations, renewals and substitutes thereof, foreign counterparts of the foregoing, term restorations or other extensions of the term of any issued or granted patents anywhere in the world and extensions of the monopoly right covering a product or service previously covered by any issued or granted patent anywhere in the world for the limited purpose of extending the holder’s exclusive right to make, use or sell a particular product or service covered by such patent (such as supplemental protection certificates or the like);

(ii)	trade names, trademarks, service names, service marks, business names, product names, brands, logos, and other distinctive indicia of origin, and the goodwill associated with any of the foregoing;

(iii)	industrial designs and design patents;

(iv)	copyright, and any renewals, extensions and reversions of copyright;

(v)	software and fixations thereof;

(vi)	uniform resource locators, website addresses, and domain names;

(vii)	database rights; and

(viii)

any other intangible property and any other intellectual or industrial design or other intangible property rights, whether registered or not, anywhere in the world, and all derivatives of any of the foregoing; and

(ix)	applications for registration, registrations and renewals of items (i) through (viii);

(pp)	“Interest Coverage Ratio” is calculated as EBITDA for the reporting period divided by the interest expense during the same reporting period;

(qq)	“Licensed Intellectual Property” has the meaning ascribed to such term in Section 3.3(u)(iii);

(rr)	“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions;

(ss)

“Material Adverse Change” means any change or event which constitutes a material adverse change in (i) the business, operations, condition (financial or otherwise), assets or properties of the Company or any of its Subsidiaries, (ii) the enforceability of this Debenture or any of the other Transaction Documents against the Company, (iii) the Company’s ability to timely and fully perform its obligations hereunder or under any of the other Transaction Documents, or (iv) the ability of the Creditor to enforce its rights and remedies hereunder or under any of the other Transaction Documents;

(tt)

“Material Subsidiary” means, at any time, any Subsidiary of the Parent (i) the value of whose property, assets and undertaking account for 5% or more of the consolidated property, assets and undertaking of the Parent and its Subsidiaries, or (ii) the EBITDA of which is 5% or more of the consolidated EBITDA of the Parent and its Subsidiaries;

(uu)	“Maturity Date” means the earlier of (i) September 23, 2030, and (ii) the date that all amounts owing hereunder may become due and payable in accordance with the terms hereof;

(vv)

“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate has any obligation to make regular contributions or otherwise has any liabilities;

(ww)	“Obligations” means all monies and obligations now or at any time and from time to time hereafter owing or payable by the Company to the Creditor, including pursuant to this Debenture;

(xx)

“Other Connection Taxes” means, with respect to the Creditor, Taxes imposed as a result of a present or former connection between the Creditor and the jurisdiction imposing such Tax (other than connections arising from the Creditor having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Debenture Transaction Document, or sold or assigned an interest in any Debenture Transaction Document).

(yy)

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Debenture Transaction Document.

(zz)	“Parent” means Acreage Holdings, Inc., a company existing pursuant to the laws of the Province of British Columbia, or any successor thereto including by way of amalgamation;

(aaa)	“Parties” means the Company and the Creditor; and “Party” means either one of them;

(bbb)	“Permit” has the meaning assigned to such term in Section 3.3(m);

(ccc)	“Permitted Debt” means:

(i)	indebtedness in favour of the Creditor;

(ii)	secured indebtedness permitted under Section (x) of the definition of Permitted Encumbrances;

(iii)	intercompany Indebtedness owing to and held by the Company or any of its Affiliates related to services or costs incurred on behalf of the Business;

(iv)	indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

(v)	unsecured indebtedness up to the maximum aggregate amount of $250,000; and

(vi)	indebtedness consented to by the Creditor in writing;

(ddd)	“Permitted Encumbrances” means:

(i)	statutory encumbrances not at the time overdue, or which are overdue but the validity of which is being contested in good faith and in respect of which appropriate reserves have been established;

(ii)	Encumbrances for Taxes, duties and assessments which may be overdue but the validity of which is being contested in good faith and in respect of which appropriate reserves have been established;

(iii)	Encumbrances or rights of distress reserved in or exercisable under any lease for rent or for compliance with the terms of such lease;

(iv)

any obligations or duties affecting any lands due to any public utility or Governmental Authority with respect to any franchise, grant, licence or permit and any defects in title to structures or other facilities arising solely from the fact that such structures or facilities are constructed or installed on lands under government permits, leases or other grants; which obligations, duties and defects in the aggregate do not materially impair the use of such property, structures or facilities for the purpose for which they are held;

(v)

Encumbrances incurred or deposits made in connection with contracts, bids, tenders or expropriation proceedings, or to secure workers’ compensation, unemployment insurance or other social security obligations, surety or appeal bonds, costs of litigation when required by law, public and statutory obligations, warehousemen’s, carriers’ and other similar Encumbrances and deposits;

(vi)	Encumbrances given to a public utility or Governmental Authority to secure obligations incurred to such utility, municipality, government or other authority in the ordinary course of business;

(vii)

Encumbrances and privileges arising out of judgments or awards in respect of which: an appeal or proceeding for review has been commenced; a stay of execution pending such appeal or proceedings for review has been obtained; and appropriate reserves have been established;

(viii)

any mechanic’s, labourer’s, materialman’s statutory or other similar Encumbrance arising in the ordinary course of business or out of the construction or improvement of any lands or arising out of the furnishing of materials or supplies therefor, the action to enforce which has not proceeded to a final judgment;

(ix)

undetermined or inchoate Encumbrances incidental to the normal business operations of a company not at the time overdue, or which are overdue but have not been filed against such company or any of its properties pursuant to Applicable Law and the validity of which is being contested in good faith and appropriate reserves have been established;

(x)

any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business, provided that the same do not in any material respect interfere with the business of the Company or their Affiliates or materially detract from the value of the relevant assets of the Company or its Affiliates;

(xi)

customary rights of set off, bankers’ liens, refunds or charge backs, under deposit agreements, of banks or other financial institutions where Company or any of Affiliates maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(xii)	Encumbrances in favor of customs and revenue authorities arising in the ordinary course of business as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xiii)

Encumbrances incurred in the ordinary course of business imposed by law in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets;

(xiv)	PMSIs and capital leases up to the maximum aggregate amount of $250,000 incurred in connection with the purchase or leasing of capital equipment by the Company; and

(xv)	Encumbrances consented to in writing by the Creditor;

(eee)	“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership or other entity;

(fff)	“PMSI” means purchase-money security interests or purchase-money liens;

(ggg)	“Release” includes releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping, or permitting any of the foregoing to occur;

(hhh)	“Restricted Payment” means any payment, directly or indirectly, by the Company (whether in cash or in kind, and whether by way of actual payment, set-off, counterclaim or otherwise):

(i)	of any dividend, distribution or return of capital with respect to its equity securities;

(ii)	on account of the purchase, redemption, retirement or other acquisition of any of its equity securities or any warrants, options or similar rights with respect to its equity securities;

(iii)

of any principal of, or interest or premium on, any indebtedness of the Company that, by its terms or contractual postponement, ranks in right of payment subordinate to any liability of the Company under the Transaction Documents;

(iv)	of any principal of or interest or premium on any indebtedness of the Company to a holder of equity securities of the Company or to an Affiliate of a holder of equity securities of the Company;

(v)

of any management, consulting or similar fee or any bonus payment or comparable payment, or by way of gift or other gratuity, to any director or officer of the Company (but excluding ordinary course wages, bonuses and payments made in connection with long-term incentive plans, in each case paid in the ordinary course of business);

(vi)	for the purpose of setting apart any property for a sinking, defeasance or other analogous fund for any of the payments referenced above; or

(vii)	of any kind whatsoever and for any purpose whatsoever to any of its Affiliates, [COMMERCIALLY SENSITIVE INFORMATION REDACTED];

(iii)	“Sanctions” has the meaning ascribed to such term in Section 3.3(z)(i);

(jjj)

“Security Agreements” means, collectively, each general security agreement by the Company and each of its Subsidiaries in favour of the Creditor, as each may be amended, supplemented, otherwise modified, restated or replaced from time to time;

(kkk)

“Security Interest” means the pledges, assignments, mortgages, charges, and hypothecations of and the security interests in the assets and property of the Company and each of its Subsidiaries created in favour of the Creditor;

(lll)

“Subsidiary” means, as to any particular parent corporation or organization (i) any other corporation or organization more than 50% of the outstanding voting stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities that are themselves subsidiaries of such parent corporation or organization or (ii) any other corporation or organization that is otherwise Controlled by such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Company;

(mmm)

“Tax Distributions” means for so long as (i) High Street Capital Partners, LLC, a Delaware limited liability company (“High Street”) is treated as a partnership for U.S. federal income tax purposes and (ii) the taxable income of the Company and its Subsidiaries from their operation of the Business is reported on the U.S. federal income tax return of High Street and allocated amongst its members, any payment by the Company to a Governmental Authority in an amount necessary to satisfy and solely for the purpose of satisfying, a beneficial owner of High Street’s payment obligation to such Governmental Authority of any U.S. federal, state and local income tax liabilities then due and payable in respect of such beneficial owner’s proportionate share of the Company’s and its Subsidiaries’ taxable income of the Business for the relevant taxation period, in accordance with the terms of the operating agreement of High Street; provided that, such payment is permissible under Applicable Law [COMMERCIALLY SENSITIVE INFORMATION REDACTED];

(nnn)

“Taxes” means all taxes, levies, duties, assessments, reassessments and other similar charges and impositions together with all related penalties, interest and fines or additional amounts with respect thereto, due and payable by the Company to any domestic or foreign government (federal, provincial, state, municipal or otherwise) or to any regulatory authority, agency, commission, board or court of competent jurisdiction of any domestic or foreign government;

(ooo)

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate has any obligation to make regular contributions or otherwise has any liabilities;

(ppp)	“Tranche 2 Advance” has the meaning ascribed to such term in Section 2.2(ii);

(qqq)	“Tranche 2 Conditions” has the meaning ascribed to such term in Section 4.2;

(rrr)

“Transaction Documents” means, collectively, (i) the Debenture Transaction Documents and (ii) the Arrangement Agreement and all other documents executed and delivered to the Creditor or an Affiliate of the Creditor by the Company or any Affiliate of the Company in connection with the Arrangement Agreement.

(sss)	“United States” means the United States of America; and

(ttt)

“U.S. GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions and comparable stature and authority within the accounting profession) that are applicable to the circumstances as of the date of determination. Subject to Section 1.9, all references to “U.S. GAAP” shall be to U.S. GAAP applied consistently with the principles used in the preparation of the Parent’s December 31, 2019 financial statements.

1.2	Gender and Number.

Any reference in this Debenture to gender shall include all genders, and words importing the singular number only shall include the plural and vice versa.

1.3	Headings, Etc.

The division of this Debenture into Articles, Sections, Subsections, and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Debenture.

1.4	Currency.

All references in this Debenture to dollars, unless otherwise specifically indicated, are expressed in the currency of the United States.

1.5	Severability.

Any article, section, subsection or other subdivision of this Debenture or any other provision of this Debenture which is, or becomes, illegal, invalid or unenforceable shall be severed from this Debenture and be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof or thereof.

1.6	Governing Law.

This Debenture shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. For the purpose of legal proceedings, this Debenture shall be deemed to have been made in the said Province and to be performed therein and the courts of that Province shall have jurisdiction over all disputes which may arise under this Debenture. The Parties hereby irrevocably and unconditionally submit to the non-exclusive jurisdiction of such courts.

1.7	Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRRECOVABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY AND FOR ANY COUNTERCLAIM THEREIN.

1.8	Interpretation.

Unless otherwise expressly provided in this Debenture, if any matter in this Debenture is subject to the determination, consent or approval of the Creditor or is to be acceptable to the Creditor, such determination, consent, approval or determination of acceptability will be in the sole discretion of the Creditor, which means the Creditor shall have sole and unfettered discretion, without any obligation to act reasonably. If any provision in this Debenture refers to any action taken or to be taken by the Company, or which the Company is prohibited from taking, such provision will be interpreted to include any and all means, direct or indirect, of taking, or not taking, such action.

When used in the context of a general statement followed by a reference to one or more specific items or matters, the term “including” shall mean “including, without limitation” and the use of the term “includes” shall mean “includes, without limitation”. All certificates and other required submissions made by specified officers of the Company or any of its Affiliates shall be deemed for all purposes as made by such Person solely in such Person’s capacity as such officer and not in such Person’s individual capacity.

1.9	Accounting Terms and Principles

All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with U.S. GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by the Parent shall be given effect for purposes of measuring compliance with any provision hereof or otherwise determining any relevant ratios and baskets which govern whether any action is permitted hereunder unless the Company and the Creditor agree to modify such provisions to reflect such changes in U.S. GAAP and, unless such provisions are modified, all financial statements and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in U.S. GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of EBITDA shall be made without giving effect to any change to U.S. GAAP occurring after the Effective Date as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on August 17, 2010, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under U.S. GAAP as in effect on the Effective Date.

ARTICLE TWO

PROMISE TO PAY

2.1	Principal Sum.

For value received, the Company hereby promises to pay to or to the order of the Creditor at the address of the Creditor set forth in Section 6.8(a) hereof (or such other address of the Creditor as may be indicated by the Creditor pursuant to Section 6.8(a) hereof) on the Maturity Date the lesser of:

(i)	the principal sum of $100,000,000; and

(ii)

the amount of the unpaid principal balance from time to time owing by the Company to the Creditor as recorded by or on behalf of the Creditor on the grid attached hereto as Schedule A and any further grids attached hereto, all of which grids form part of this Debenture;

and the Company promises to pay interest thereon pursuant to Section 2.3 hereof.

2.2	Advances.

The Company shall be entitled to two drawdowns under this Debenture as follows:

(i)	$50,000,000 on the Effective Date (the “Initial Advance”); and

(ii)	$50,000,000 upon satisfaction of the Tranche 2 Conditions (the “Tranche 2 Advance”).

2.3	Interest.

(a)

Interest shall accrue on the principal sum outstanding from the Effective Date both before and after the Maturity Date, default and judgment until actual payment in full at a rate of 6.10% per annum, calculated and compounded annually and payable in cash in arrears on each anniversary of the Effective Date and on the Maturity Date.

(b)

Upon the occurrence of an Event of Default and for so long as such Event of Default shall be continuing, interest shall accrue on the principal sum outstanding at a rate per annum equal to 15% calculated and payable as aforesaid.

(c)

In the event that a court of competent jurisdiction determines that any provision of this Debenture obligates the Company to make any payment of interest, or other amount payable to the Creditor, in an amount, or calculated at a rate, which would be prohibited by Applicable Law or would result in receipt by the Creditor of interest at a rate in excess of the maximum rate permissible under Applicable Law then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted, with retroactive effect, to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Law or so result in receipt by the Creditor of interest at a rate in excess of the maximum rate permissible. Any amount or rate of interest referred to in this Section 2.3 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the Debenture remains outstanding, on the assumption that any charges, fees or expenses that fall within the meaning of interest shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Effective Date to the Maturity Date, and, in the event of a dispute, a certificate of an accredited actuary appointed by the Creditor shall be conclusive for the purposes of such determination.

2.4	Use of Funds.

The Creditor has agreed to advance to the Company the principal sum hereunder exclusively for use by the Company in connection with the operation of the Business and on the express condition that such amount shall not be used, directly or indirectly, in connection with or for the operation or benefit of any of its Affiliates other than the Company’s Subsidiaries exclusively engaged in the Business.

2.5	Voluntary Prepayment

The Company may from time to time, upon three (3) Business Days’ prior written notice to the Creditor, make a prepayment in respect of all or any portion of the principal sum outstanding hereunder, together with any and all accrued interest thereon. This Debenture is non-revolving. For greater certainty, any repayment made on account of the principal sum outstanding hereunder may not be reborrowed.

2.6	Taxes

(a)

Any and all payments by or on account of any Obligation of the Company under this Debenture (or any of the other Debenture Transaction Documents) shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law requires the deduction or withholding of any Tax from any such payment by the Company, then the Company shall be entitled to make the deduction or withholding and shall timely pay the full amount required to be deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Company shall be increased as necessary so that after the deduction or withholding has been made (including deductions and withholdings applicable to additional amounts payable under this Section) the Creditor receives an amount equal to the sum it would have received had no such deduction or withholding been made. The Company shall indemnify the Creditor, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Creditor or required to be withheld or deducted from a payment to the Creditor and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that at the Company’s election, the parties shall use commercially reasonable efforts (at the Company’s cost) to cooperate to contest, recover or avoid any Indemnified Taxes that the Company believes are incorrectly imposed. A certificate as to the amount of such payment or liability delivered to the Company by the Creditor shall be conclusive, subject to the consent of the Company, which consent shall not be unreasonably withheld or delayed.

(b)	The Company shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)

If the Company receives a written notice issued by a Governmental Authority demanding payment from the Company of any Taxes described in clause (iv) of the definition of “Excluded Taxes”, then, following delivery of such written demand to the Creditor, the Creditor shall pay over to the Company an amount equal to any such Taxes specified in such written demand at least five (5) Business Days prior to the due date of such payment by the Company if the Company has given the Creditor a minimum of thirty (30) days’ written notice of such payment, or if thirty (30) days’ notice has not been so provided, within twenty (20) Business Days following the Company’s delivery of such written demand; provided, however, that if the Creditor chooses, in its sole discretion, to contest the validity of such Governmental Authority’s demand for such Taxes (at the Creditor’s cost), then Creditor shall not be obligated to make any payment to the Company described in this Section 2.6(c) unless and until there is a final determination that such Taxes have been validly imposed and, the parties shall use commercially reasonable efforts to cooperate to contest, recover or avoid any such Excluded Taxes.

(d)

If any Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.6 (including the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying Party an amount equal to the refund (but only to the extent of the amount of such indemnification), net of all out of pocket expenses of the Creditor and without interest (other than any net after Tax interest paid by the relevant Governmental Authority with respect to any such refund). The indemnifying Party, upon the request of the indemnified Party, shall repay to the indemnified Party the amount paid over pursuant to this Section 2.6(d) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the indemnified Party is required to repay the refund or reduction to the Governmental Authority. Notwithstanding anything to the contrary in this Section 2.6(d), in no event will the indemnified Party be required to pay any amount to an indemnifying Party pursuant to this Section 2.6(d) the payment of which would place the indemnified Party in a less favorable net after-Tax position than the indemnified Party would have been in if the Tax subject to indemnification and giving rise to such refund or reduction had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require any indemnified Party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying Party or any other Person, to arrange its affairs in any particular manner or to claim any available refund or reduction.

(e)

If the Creditor is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Debenture, it shall deliver to the Company at the time or times reasonably requested by the Company, such properly completed and executed documentation reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Creditor, if reasonably requested by the Company, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Company as will enable the Company to determine whether or not the Creditor is subject to backup withholding or information reporting requirements. The Company agrees that if the Creditor provides a properly completed and duly executed Internal Revenue Service Form W-8BEN-E certifying that the Creditor is eligible for benefits under the tax treaty between the United States and Canada (the “Tax Treaty”), the Company shall act in accordance with such Form W-8BEN-E unless there has been a final determination by a Governmental Authority that the Creditor is not entitled to such benefits under the Tax Treaty. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Creditor’s reasonable judgment such completion, execution or submission would subject the Creditor to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Creditor.

(f)	Each Party’s obligations under this Section 2.6 shall survive the termination of the Debenture and the repayment, satisfaction or discharge of all Obligations under any Debenture Transaction Document.

ARTICLE THREE

COVENANTS, REPRESENTATIONS AND WARRANTIES

3.1	Positive Covenants.

So long as this Debenture remains outstanding, the Company covenants and agrees that it will:

(a)

Payment and Performance of Obligations. Duly and punctually pay all sums of money due by it under the terms of this Debenture at the times and places and in the manner provided for by this Debenture and shall duly and punctually perform and observe all other obligations on its part to be performed or observed hereunder at the times and in the manner provided for herein;

(b)	Observation of Covenants. Duly observe and perform each and every of its covenants and agreements set forth in this Debenture;

(c)

Notice. Provide the Creditor with prompt written notice of: (i) any event which constitutes, or which, with notice, lapse of time, or both, would constitute an Event of Default hereunder; (ii) the commencement by or against the Company or any of its Affiliates of any litigation or legal proceedings which if determined adversely to its interest would not be fully covered by insurance or which in the aggregate exceed $500,000 in claims; (iii) the occurrence of any event which would constitute, or would be reasonably expected to constitute, a Material Adverse Change; (iv) the commencement by or against the Company or any of its Subsidiaries of any legal proceedings or actions, which if determined adversely to its interest would constitute, or in the Creditor’s reasonable judgment would be reasonably expected to constitute, a Material Adverse Change; (v) any default by the Company under a contract to which it is a party with a value in excess of $500,000; and (vi) claims or threatened claims by a Governmental Authority that the Company is violating Applicable Law in any material respect or the federal laws of the United States or the laws of any state of the United States in any respect;

(d)

Maintenance of Existence & Business Practices. Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises in all material respects. Without limiting the generality of the foregoing, the Company shall (i) use, operate and maintain all of its property and assets in a good and workman like manner and in accordance with good business practice and in a manner which is not adverse to the interests of the Creditor or the ability of the Company to fulfill its obligations under this Debenture; and (ii) continue to collect all accounts receivable in the ordinary course of its business consistent with past practice;

(e)

Compliance with Compliance Programs. Beginning on the Effective Date and through and until the 90th day following the Effective Date, the Company will use commercially reasonable efforts to develop and approve Compliance Programs. Following such 90 day period, the Company shall comply in all material respects with all such Compliance

Programs and provide and continue to provide sufficient training to all signing authorities, directors and officers of the Company responsible for the Compliance Programs, including informing them of all Applicable Laws relating to the business of the Company, the Creditor and their respective Affiliates, including any changes thereto. The Company shall, on at least an annual basis, provide the Creditor with a list of all signing authorities, directors and officers of the Company responsible for the Company’s Compliance Programs and processes and controls related thereto, including details regarding the qualifications of such signing authorities, directors and officers and third-party consultants and, if requested by the Creditor, such further information as may be reasonably requested by the Creditor from time to time to demonstrate that such signing authorities are properly trained and fully familiar with: (i) the Applicable Laws which are applicable to business of the Company, the Creditor and their respective Affiliates; and (ii) the Company’s and its Affiliates’ Compliance Programs and processes and controls related thereto, in each case, so as to permit the Creditor to demonstrate due diligence and compliance with its obligations under Applicable Law;

(f)

Compliance with Laws. Comply with all Applicable Laws and promptly notify and consult the Creditor in connection with: (i) any and all matters relating to any potential, actual or alleged violation of, or non-compliance with, Applicable Laws by the Company or any of its Subsidiaries; (ii) any investigation or audit of the Company or any of its Subsidiaries by any Governmental Authority; and (iii) any and all matters relating to any violations of, or non-compliance with, any Applicable Laws, and, for greater certainty, consultation for these purposes shall include the right of the Creditor to participate in all decisions to be made by the Company and its Subsidiaries relating to whether purported or alleged violations or instances of non-compliance will be challenged and how such violations or instances of non-compliance will be remediated, provided that, for greater certainty, the Company and its Subsidiaries shall make all such decisions in its discretion, acting reasonably, after having received any input provided by the Creditor in a timely fashion;

(g)

Approvals. Use commercially reasonable efforts to obtain all necessary waivers, consents, Permits and approvals required to be obtained by the Company to operate its business, own its assets, and to complete the transactions contemplated by each of the Transaction Documents, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change. Without in any way limiting the foregoing, the Company shall obtain the written approval of the Creditor prior to (i) making, finalizing or amending its business plan(s) or budgets or the business plan(s) or budgets of any of its Subsidiaries, and (ii) the appointment of any officers or directors of the Company or any of its Subsidiaries;

(h)

Taxes. Pay all Taxes imposed on it, or on its income or profits or its assets, when due and payable, except for any Taxes assessed against the Company which it is in good faith contesting pursuant to a bona fide dispute process and for which adequate reserves have been made in accordance with US GAAP;

(i)	Insurance. Maintain insurance coverage with responsible insurers, in amounts and against risks normally insured by owners of similar businesses or assets. Promptly on the happening of any loss or damage, the Company will furnish or cause to be furnished at its own expense all necessary proofs and will do all necessary acts to enable the Creditor to obtain payment of the insurance monies, which, in the sole discretion of the Creditor, may be applied in reinstating the insured property or be paid to the Company or be applied in payment of the Obligations, whether due or not then due, or paid partly in one way and partly in another;

(j)	Carry on Business.

(i)

Continue to carry on and conduct in all material respects, and cause any of its Subsidiaries to continue to carry on and conduct in all material respects, the Business in a proper and efficient manner, maintain proper books and records (in which full and correct entries shall be made of all financial transactions and the assets and the business of the Company and any such Subsidiary in accordance with U.S. GAAP); and

(ii)	Only carry on, and cause any of its Subsidiaries to only carry on, the Business;

(k)

Ownership. Defend the Company’s right, title and interest in and to its material property and assets against the claims of all other Persons, at its own expense, as well as maintain corporate ownership and Control, direct or indirect, of all of its Subsidiaries;

(l)	Good Accounting Practice. At all times keep proper books of record and account which, in all material respects, are kept, where applicable, in accordance with US GAAP, consistently applied;

(m)	Reporting.

(i)	Deliver to the Creditor monthly, on the first Business Day of each month, a cash balance statement executed by a senior officer of the Company; and

(ii)	Deliver to the Creditor monthly, as promptly as practicable following the end of each month, a compliance certificate certified by an executive officer of the Company, in the form of Exhibit A hereto;

(n)	[COMMERCIALLY SENSITIVE INFORMATION REDACTED];

(o)

Inspection. Permit, and cause each of its Subsidiaries to permit, the Creditor and its employees and agents to enter upon, inspect and audit each of their respective properties, assets, books and records from time to time, (i) prior to an Event of Default which is continuing, at reasonable times during normal business hours and upon reasonable notice not more than once per year; provided that any such inspection shall be at the sole expense of the Company, and (ii) following an Event of Default and for so long as it is continuing, at any time with or without notice and at the sole expense of the Company; and to permit the Creditor and its employees and agents to examine all computer and other electronic records with respect thereto and to make copies of all books and account and other records;

(p)	Use of Proceeds. Use the proceeds of the funds advanced hereunder (i) only for the purposes set out in Section 2.4, (ii) [COMMERCIALLY SENSITIVE INFORMATION REDACTED];

(q)

Retail Stores. With respect to the Company’s retail stores, the Company shall use its commercially reasonable efforts to enter into direct agreements with third party services providers (including, without limitation, for rent or utilities, even if such retail stores are shared with the Company’s Parent or its Affiliates); [COMMERCIALLY SENSITIVE INFORMATION REDACTED].

(r)

Subsidiary Guarantees and Security. The Company agrees to cause each of its Subsidiaries to provide to the Creditor: (i) a guarantee in respect of all present and future obligations of the Company to the Creditor hereunder (each such guarantee to be in an unlimited amount); and (ii) security of the same nature required to be provided by the Company hereunder. Such guarantees and security shall be provided by those Subsidiaries in existence on the date of this Debenture concurrently with the execution and delivery of this Debenture; and the Company agrees that it shall, concurrently with the formation or acquisition of any new Subsidiary cause such Subsidiary to execute and deliver such guarantees and security; and the Company shall also deliver to the Creditor, or cause such Subsidiary to deliver to the Creditor, at the Company’s cost and expense, such other instruments, documents and certificates reasonably required by the Creditor in connection therewith; and

(s)

Further Assurances. Provide the Creditor with such other documents, consents, acknowledgements and agreements as are reasonably necessary to implement this Debenture and the other Transaction Documents.

3.2	Negative Covenants.

At all times, for so long as this Debenture remains outstanding, the Company hereby covenants and agrees, that, without the prior written consent of the Creditor, the Company shall not, and shall not allow any Subsidiary to:

(a)	Amalgamations. Directly or indirectly, by operation of law or otherwise, amalgamate with, merge with, consolidate with or otherwise combine with, any Person;

(b)	Indebtedness.

(i)	Create, incur, assume or permit to exist any indebtedness, other than Permitted Debt; or

(ii)	Guarantee, give financial assistance to, or render itself liable in any manner whatsoever, directly or indirectly, for any debt or obligation whatsoever, of any other Person other than Permitted Debt;

(c)	Encumbrances. Create, incur, assume or permit to exist any Encumbrance on or with respect to any of its property or assets (whether now owned or hereafter acquired) except for Permitted Encumbrances;

(d)

Non-Arm’s Length Transactions. Enter into, amend or be a party to any agreement or transaction with, or make any payment to, any Person not acting at arm’s length (as defined in the Income Tax Act (Canada)) other than agreements, transactions and payments on terms and conditions which are no less favourable to the Company than would be usual and customary in similar agreements, transactions or payments between Persons acting at arm’s length with each other;

(e)

Compliance with ERISA. Cause or suffer to exist (a) any event that could result in the imposition of an Encumbrance on any asset of the Company with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, reasonably be expected to result in a Material Adverse Change.

(f)

OFAC; USA Patriot Act; Anti-Corruption Laws. (i) Fail to comply with the laws, regulations and executive orders referred to in Section 3.3(z), (ii) directly or indirectly, use or permit any director, officer, agent, employee, or other person acting on behalf of the Company, to directly or indirectly use the proceeds of any advance hereunder, directly or indirectly, for any payments to any Person, including any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, or otherwise take any action, directly or indirectly, that would result in a violation of any Anti-Corruption Laws, or (iii), directly or indirectly, use the proceeds of any advance hereunder, the transaction, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person participating in the transaction of any Sanctions.

(g)

Change of Corporate Name or Location. Change its corporate name or change or move its chief executive office, tax residence, principal place of business, corporate offices, warehouses or other locations at which its property and assets are held or stored and/or the location of its records concerning such property and assets, without:

(i)	providing the Creditor with at least thirty (30) days’ prior written notice of its intention to do same; and

(ii)

having received the Creditor’s written acknowledgement that any reasonable action requested by the Creditor in connection therewith (including to continue the perfection of any Encumbrance in favour of the Creditor in the Company’s property and assets) has been completed or taken;

(h)

No Sale of Assets. Directly or indirectly sell, lease, assign, transfer, convey or otherwise dispose of (whether in one or a series of transactions) its property and assets except for sales (i) of equipment, fixtures or materials that are worn-out or obsolete or have been replaced and are not required for the conduct by the Company of its business, (ii) of inventory made in the ordinary course and as part of the normal operation of the Company’s business, (iii) any trade in of equipment in exchange for other equipment in the ordinary course of business, (iv) the abandonment, cancellation or lapse of issued patents, registered trademarks and other registered intellectual property to the extent, in the Company’s reasonable business judgment, not economically desirable in the conduct of such the Company’s or its Subsidiary’s business or so long as such lapse is not materially adverse to the interests of the Lenders and the expiration of patents in accordance with their statutory terms or (v) otherwise with the prior written consent of the Creditor;

(i)	Constating Documents. Amend its articles or constating documents in any manner which is reasonably likely to result in a Material Adverse Change;

(j)	Nature of Business. Carry on, or permit any Subsidiary to carry on, any business other than the Business, nor discontinue its business or any material part thereof;

(k)

Dissolution. Liquidate, wind-up, dissolve (or suffer any liquidation or dissolution), reorganize, make an assignment for the benefit of the Company’s creditors or file a petition, answer or consent to seeking a reorganization, take part in a plan of arrangement, or undergo a change of control or similar transaction to any of the foregoing;

(l)

No Sale-Leasebacks. Directly, or indirectly, enter into any arrangement providing for the sale, assignment, transfer or disposition of any property used in the ordinary course of its business and thereafter rent or lease such property;

(m)	Restricted Payments. Declare, pay or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except declaring, paying or making any Tax Distribution;

(n)

Investments. Make any direct or indirect investment in any Person, whether by acquisition of shares, indebtedness or other securities, or by loan, guarantee, advance, capital contribution or otherwise, except (i) investments in cash equivalents; (ii) investments in any Subsidiary; (iii) accounts receivable created, acquired or made and trade credit extended in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; and (iv) investments constituting deposits made in connection with the purchase of goods or services in the ordinary course of business.

(o)	Cannabis Related Prohibitions.

(i)

Invest (whether by acquisition of shares, indebtedness or other securities, or by loan, guarantee, advance, capital contribution or otherwise), engage (directly or indirectly) in, carry on or maintain any business, activity, affairs or operations that (directly or indirectly) serves the Cannabis market; and

(ii)

Derive (or reasonably expect to derive) or accept revenues or funds from Parent or any of its Affiliates, or from any of the prohibited activities described in paragraph (i) above, unless and until such time that all such activities become legal under all Applicable Laws;

(p)	Margin Regulation. Engage in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock;

(q)	[COMMERCIALLY SENSITIVE INFORMATION REDACTED]; and

(r)	Subsidiaries. Form any Subsidiary without the prior written consent of the Creditor.

3.3	Representations and Warranties

The Company hereby represents and warrants to the Creditor that as of the date hereof and as of the date of the Tranche 2 Advance (if made):

(a)	No Default. No default has occurred and is continuing under any material agreement to which the Company is a party or by which its property is bound.

(b)

Location. Schedule B is a list of all addresses at which the Company, (i) has its chief executive office, head office, registered office and principal place of business, (ii) carries on business, and (iii) stores any tangible personal property (except for goods in transit in the ordinary course of business).

(c)	Status; Corporate Power and Qualification. It:

(i)	is a corporation duly incorporated, organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

(ii)	is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification;

(iii)

has the requisite corporate power and authority and the legal right to own, pledge, mortgage, hypothecate or otherwise encumber and operate its properties and assets, to lease the property it operates under lease and to conduct its business as presently conducted in the jurisdictions in which it currently carries on business;

(iv)	is in compliance with its constating documents and by-laws; and

(v)	is in compliance with all applicable provisions of Applicable Law.

(d)	Subsidiaries. As of the Effective Date, the Company does not have any Subsidiaries.

(e)	Authorization; Execution and Delivery; Approval and Conflict. The execution, delivery and performance by the Company of this Debenture and the other Transaction Documents:

(i)	are within the Company’s corporate power;

(ii)	have been duly authorized by all necessary or proper corporate and shareholder action;

(iii)	do not contravene any provision of the Company’s constating documents or bylaws or any resolutions passed by the directors (or any committee thereof) or shareholders of the Company;

(iv)

do not result in any breach or violation of any statute or any judgment, decree, order, rule, policy or regulation of any court, Governmental Authority, arbitrator, stock exchange or securities regulatory authority applicable to the Company or any of its property or assets;

(v)

do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Company is a party or by which the Company or any of its property or assets are bound; and

(vi)	do not require the consent, approval, authorization, order or agreement of, or registrations or qualification with any Governmental Authority or any other Person.

(f)

Validity of Agreements. Each of the Debenture and the other Transaction Documents has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, subject only to:

(i)	applicable bankruptcy, insolvency, liquidation, reorganization, reconstruction, moratorium laws or similar laws affecting creditors’ rights generally; and

(ii)

the fact that the availability of equitable remedies, such as specific performance and injunctive relief, are in the discretion of a court and may not be available where damages are considered an equitable remedy.

(g)

Taxes and Filings. All material income and other Tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by the Company have been timely filed with the appropriate Governmental Authority and all such returns are true, complete and correct in all material respects. All material Taxes required to have been paid by the Company (whether or not shown on any tax return) have been timely paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for non-payment thereof (or any such fine, penalty, interest, late charge or loss has been paid). Proper and accurate amounts (in all material respects) have been withheld by the Company from payments to its employees, customers and other applicable payees for all periods in full in all material respects as required by all Applicable Laws and such withholdings have been timely paid (in all material respects) to the respective Governmental Authorities. No material audit, action, investigation, deficiencies, litigation, proposed adjustments or other matters in controversy related to Taxes of the Company presently exist or have been asserted or threatened, and the Company is not a party to any material action or proceeding for assessment or collection of Taxes and no such material event has been asserted or, to the knowledge of the Company, threatened against the Company or any of its assets. There are no currently effective material elections, agreements or waivers extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any Taxes, or of the filing of any Tax return or any payment of Taxes by the Company.

(h)

Valid Issuance of Debenture. This Debenture will be duly and validly created and issued, and will be free of restrictions on transfer other than restrictions on transfer set forth in the Debenture and under applicable securities legislation.

(i)

Corporate Records. The Corporate Records of the Company are complete and accurate in all material respects and all corporate proceedings and actions reflected therein have been conducted in accordance with its constating documents and in material compliance with all Applicable Laws. Without limiting the generality of the foregoing: (i) the minute books contain, in all material respects, complete and accurate minutes (or drafts thereof) of all meetings of the directors and shareholders of the Company and all such meetings were duly called and held; (ii) the minute books contain all written resolutions passed by the directors and shareholders of the Company and all such resolutions were duly passed; and (iii) the registers of directors and officers of the Company are complete and accurate and all former and present directors and officers of the Company were duly elected or appointed, as the case may be.

(j)

Restrictive Agreements. The Company is not subject to any restriction under its constating documents, nor is it party to or subject to any Claim, Encumbrance or contract, instrument or other agreement which would prevent (i) the consummation of the transactions contemplated by this Debenture or the other Transaction Documents, (ii) compliance by the Company with the terms, conditions and provisions of this Debenture or the other Transaction Documents, as applicable, or (iii) the Company from carrying on its business as currently conducted after the date hereof.

(k)

Compliance with Contracts. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change, (i) the Company is not, nor to the knowledge of the Company is any third party, in breach or default of any contract, instrument or other agreement to which it is a party and (ii) no event has occurred which, with notice or lapse of time or both, would constitute such a default or breach.

(l)

Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that in all material respects transactions are executed in accordance with management’s general or specific authorization, transactions are recorded as necessary to permit preparation of financial statements in conformity with US GAAP and to maintain accountability for assets and access to assets is permitted only in accordance with management’s general or specific authorization.

(m)

Compliance with Laws, Licenses and Permits. The Company (i) has conducted and is conducting its business in compliance (A) in all respects with all Applicable Laws in the United States, including, without limitation, the CSA, and (B) in all material respects with all other Applicable Laws and (ii) possesses or will possess all material approvals, consents, certificates, registrations, authorizations, permits and licenses issued by the appropriate provincial, state, municipal, federal or other regulatory agency or body necessary to carry on its business as currently conducted or contemplated to be conducted (collectively, the “Permits”). The Company is in compliance in all material respects with the terms and conditions of all such Permits and the Company has not received any notice of the material modification, revocation or cancellation of, or any intention to materially modify, revoke or cancel or any proceeding relating to the modification, revocation or cancellation of any such Permit.

(n)	Environmental.

(i)	The Company has conducted, and is conducting, its business in compliance in all material respects with Environmental Laws.

(ii)

None of the properties owned or leased by the Company has been used to generate, manufacture, refine, treat, recycle, transport, store, handle, dispose, transfer, produce or process Hazardous Substances except in compliance in all material respects with all Environmental Laws.

(iii)

The Company has not caused or permitted the release of any Hazardous Substances at, in, on, under or from any property owned or leased by it except in compliance in all material respects with all Environmental Laws.

(iv)

All Hazardous Substances handled, recycled, disposed of, treated or stored on or off-site of any of the properties owned or leased by the Company have been handled, recycled, disposed of, treated and stored in material compliance with all Environmental Laws and, to the knowledge of the Company, there are no Hazardous Substances at, in, on, under or migrating from any of the aforementioned properties except in material compliance with all Environmental Laws.

(v)

The Company is in possession of all required environmental approvals (all of which are being complied with in all material respects) required to own, lease, operate, develop and exploit the properties (as and when acquired) and conduct its business as it is now being conducted.

(vi)

No environmental, reclamation or abandonment obligation or work orders or other liabilities presently exist with respect to any portion of the properties owned or leased by the Company and, to the knowledge of the Company, there is no basis for any such obligations or liabilities to arise in the future as a result of any activity on any of these properties owned or leased by the Company.

(vii)

The Company has not received from any Person or Governmental Authority any notice, formal or informal, of any proceeding, action or other claim, liability or potential liability arising under any Environmental Law that is pending which would be likely to result in any material action being taken by any Governmental Authority or any other Person.

(o)

Assets. The Company owns or otherwise holds good and valid legal title to, or holds a valid leasehold interest in, all material assets and properties that are required to conduct its business and operations as presently conducted, and there are no Encumbrances (other than Permitted Encumbrances) on any such assets or properties that would, individually or in the aggregate, materially detract from the value of any such assets or properties or materially and adversely impact the normal use and operation thereof by the Company in the ordinary course of business.

(p)	Employment and Labour Matters.

(i)

The Company is not a party to or bound or governed by, or subject to, or has any liability with respect to (i) any collective bargaining or union agreement or other similar arrangement with any labour union or employee associate, or any actual or, to the knowledge of the Company, threatened application for certification or bargaining rights in respect of the Company or (ii) any labour dispute, work stoppage or slowdown, strike or lock-out relating to or involving any employees of the Company.

(ii)

The Company has operated in material compliance with all Applicable Laws with respect to employment and labour in all material respects, including employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights, labour relations and privacy and, except for proceedings that would not reasonably be expected to have a Material Adverse Change, there are no current, pending or, to the knowledge of the Company, threatened proceedings by or before any Governmental Authority with respect to any such matters.

(iii)

Each material plan for retirement, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, pension, incentive or otherwise contributed to, or required to be contributed to, by the Company for the benefit of any current or former officer, director, employee or consultant of the Company has been maintained in material compliance with the terms thereof and with the requirements prescribed by any and all statutes, orders, rules, policies and regulations that are applicable to any such plan.

(q)

ERISA Compliance. It has no Title IV Plans or Multiemployer Plans. Except for those that would not, in the aggregate, reasonably be expected to cause a Material Adverse Change, (i) each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Applicable Law so qualifies, (ii) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Applicable Law, (iii) there are no existing or pending (or to the knowledge of the Company, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which the Company incurs or otherwise has or could reasonably be expected to have an obligation or any liability and (iv) no ERISA Event has occurred or is reasonably expected to occur. On the Effective Date, no ERISA Event has occurred in connection with which material obligations or material liabilities of the Company remain outstanding.

(r)

Insolvency. The Company has not admitted in writing that it is, or has been declared to be, insolvent or unable to pay its debts. The Company has not committed an act of bankruptcy or sought protection from its creditors before any court or pursuant to any legislation, proposed a compromise or arrangement to its creditors generally, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to be declared bankrupt or wound up, taken any proceeding to have a receiver appointed of any of its assets, had any Person holding any Encumbrance, charge, hypothec, pledge, mortgage, title retention agreement or other security interest or receiver take possession of any of its property, had an execution or distress become enforceable or levied upon any portion of its property or had any petition for a receiving order in bankruptcy filed against it.

(s)

Legal Proceedings. There is no material action, suit or proceeding, at law or in equity, by any Person, nor any arbitration, administrative or other proceeding by or before (or to the knowledge of the Company any investigation by) any Governmental Authority pending, or, to the knowledge of the Company, threatened against or affecting the Company or any of its property or rights and, to the knowledge of the Company, there is no valid basis which would reasonably be expected to result in any such action, suit, proceeding, arbitration or investigation or which would reasonably be expected to prevent or delay the issuance of this Debenture, the execution and delivery of any of the other Transaction Documents, or have a Material Adverse Change on the Company or its assets. The Company is not subject to any judgment, order or decree entered in any lawsuit or proceeding.

(t)

Insurance. The assets, business and operations of the Company are insured against loss or damage with responsible insurers on a basis consistent with insurance obtained by reasonably prudent participants in a comparable business in comparable circumstances and such coverage is in full force and effect, and the Company shall not fail to promptly give any notice or present any material claim thereunder.

(u)	Intellectual Property.

(i)

Ownership. Other than Licensed Intellectual Property, the Company owns all right, title and interest in and to all Intellectual Property used in and necessary to conduct the business of the Company as currently conducted or contemplated to be conducted by the Company (the “Company Intellectual Property”), free and clear of any Encumbrances (other than Permitted Encumbrances). The Company Intellectual Property is fully transferable, alienable and licensable by the Company without restriction. No Person, including any employee, former employee or current or former consultant of the Company has an interest in or right to use any portion of the Company Intellectual Property. Other than Licensed Intellectual Property, the Company’s products and services contain no Intellectual Property in which any third party may claim superior, joint or common ownership. The Company does not have an obligation to grant any Person any licenses or other rights in or to the Company Intellectual Property. All Persons who have created material Company Intellectual Property in which copyright subsists have waived their moral rights in favour of the Company.

(ii)

Registration and Use. All registered Intellectual Property owned by the Company is valid, subsisting, enforceable and in full force and effect. The Company has not used or enforced, or failed to use or enforce, or taken any other action with respect to any Company Intellectual Property that could limit its validity or enforceability or result in its invalidity or full or partial cancellation.

(iii)

Licences. The Company has a licence to use any Intellectual Property used in the Company’s business that is not Company Intellectual Property (the “Licensed Intellectual Property”). To the Company’s knowledge, all Licensed Intellectual Property is valid, subsisting and enforceable. All contracts under which the Licensed Intellectual Property is licensed to the Company are in full force and effect and the Company is not in breach of any provision of any such contract.

(iv)

Oppositions, etc. There is no interference, opposition, cancellation, re-examination or other contest, proceeding, hearing, investigation, charge, complaint, demand, or dispute pending, threatened or previously threatened against the Company Intellectual Property. No Governmental Authority has disputed, as of the date hereof, the Company’s right to register or maintain registration of any Company Intellectual Property where the Company has applied for such registration, except where such dispute has been resolved in favour of issuing or continuing such registration.

(v)

No infringement. The Company has not received written notice of any claim or allegation by any Person that the Company has infringed, or that the operation of the business (including the use of the Company Intellectual Property and Licensed Intellectual Property), infringes upon, misappropriates, depreciates, or violates, any Intellectual Property or other rights (including privacy and publicity rights) of any other Person or constitutes unfair competition or trade practices under the laws of Canada or the United States and the Company is not aware of any facts that would be a reasonable basis therefor. No Person has questioned the right of the Company to unconditionally use, possess, transfer, distribute or otherwise dispose of any Company Intellectual Property.

(vi)

No infringement by Third Parties. No other Person has infringed, misappropriated, depreciated, violated or made unauthorized use of the Company Intellectual Property or the Company’s Confidential Information.

(vii)

Full Rights and Effect of Transactions. The Company’s rights in the Company Intellectual Property and the Licensed Intellectual Property will not be adversely affected as a result of or in connection with the execution and delivery of this Debenture or any of the other Transaction Documents.

(viii)

Unregistered rights. To the Company’s knowledge, there is no fact or circumstance which would prevent the Company’s unregistered copyrights, trade-marks or other source identifiers from being registered in Canada or the United States.

(ix)

Viruses, etc. The Company has taken all actions which a reasonably prudent Person in a similar industry would take to protect against the existence of any so-called computer viruses, worms, trap or back doors, Trojan horses or other instructions, codes, programs, data or materials which could improperly, wrongfully and/or without the authorization of the Company, interfere with the operation or use of the Company’s computer systems.

(x)	Privacy. The Company is in compliance with all Applicable Laws relating to the privacy of individuals and the protection and disclosure of personal information.

(v)

Accuracy of Disclosure. All written and factual information previously or contemporaneously furnished to the Creditor by or on behalf of the Company for purposes of or in connection with this Debenture, the other Transaction Documents or any transaction contemplated hereby or thereby, is true and accurate in every material respect and such information is not incomplete by the omission of any material fact necessary to make such information not misleading.

(w)

No Withholding of Information. The Company has not withheld from the Creditor any fact or information relating to itself, its business or to the transactions contemplated by this Debenture or the other Transaction Documents that would, in the reasonable opinion of the Company, be material to the Creditor in deciding whether to enter into this Debenture and the other Transaction Documents.

(x)

Regulated Entities. The Company is not (a) an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute, rule or regulation limiting its ability to incur indebtedness, pledge its assets or perform its obligations under the Transaction Documents.

(y)

Brokers’ Fees; Transaction Fees. The Company does not have any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.

(z)	Foreign Assets Control Regulations; Anti-Money Laundering; Anti-Corruption Practices.

(i)

The Company is in compliance with all U.S. economic sanctions laws, Executive Orders and implementing regulations (“Sanctions”) as administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and the U.S. State Department. The Company (i) is not a Person on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”), (ii) is not a person who is otherwise the target of U.S. economic sanctions laws such that a U.S. person cannot deal or otherwise engage in business transactions with such person, (iii) is not a Person organized or resident in a country or territory subject to comprehensive Sanctions (a “Sanctioned Country”), and (iv) is not owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a government of a Sanctioned Country such that the entry into, or performance under, this Debenture or any other Transaction Document would be prohibited by U.S. law.

(ii)

The Company is in compliance with all laws related to terrorism or money laundering including: (i) all applicable requirements of the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. 5311 et. seq., (the Bank Secrecy

Act)), as amended by Title III of the USA Patriot Act, (ii) the Trading with the Enemy Act, (iii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg. 49079), any other enabling legislation, executive order or regulations issued pursuant or relating thereto and (iv) other applicable federal, provincial or state laws relating to “know your customer” or anti-money laundering rules and regulations. No action, suit or proceeding by or before any court or Governmental Authority with respect to compliance with such anti-money laundering laws is pending or threatened to the knowledge of the Company.

(iii)

The Company is in compliance with all applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977 (“Anti-Corruption Laws”). Neither the Company, nor to the knowledge of the Company, any director, officer, agent, employee, or other person acting on behalf of the Company, has taken any action, directly or indirectly, that would result in a violation of applicable Anti-Corruption Laws. The Company has instituted and will continue to maintain policies and procedures designed to promote compliance with applicable Anti-Corruption Laws.

3.4	Survival of Representations and Warranties

The representations and warranties of the Company contained in this Debenture and in all certificates delivered pursuant to or contemplated by this Debenture will survive the execution of this Debenture. Each representation and warranty will be deemed to repeat on the date of the Tranche 2 Advance (if made), with reference to the facts and circumstances then subsisting, as if made at such time (including with respect to any Subsidiary of the Company formed after the Effective Date).

ARTICLE FOUR

CONDITIONS PRECEDENT

4.1	Conditions Precedent to Closing and the Initial Advance

The effectiveness of this Debenture and the obligation of the Creditor to make the Initial Advance under this Debenture will be subject to the completion of each of the following conditions precedent to the satisfaction of the Creditor:

(a)	the execution and delivery of each of the Transaction Documents to which it is a party by the Company in form and substance satisfactory to the Creditor;

(b)	the Company shall have obtained and provided evidence to the Creditor of all necessary corporate approvals;

(c)

the Company shall have delivered an officer’s certificate attaching certified copies of its constating documents, a certificate of incumbency and certified directors’ resolutions of the Company authorizing the transactions contemplated hereby;

(d)	all required filings and registrations shall have been made which, in the reasonable opinion of the Creditor’s counsel, are desirable or required to make effective the Security Interest created or intended to be created by the Company in favour of the Creditor and to ensure the perfection and priority of the Security Interest; and

(e)	confirmation that no default or Event of Default exists under any of the Transaction Documents.

4.2	Conditions Precedent to the Tranche 2 Advance

The obligation of the Creditor to make the Tranche 2 Advance under this Debenture will be subject to the completion of each of the following conditions precedent to the satisfaction of the Creditor (collectively, the “Tranche 2 Conditions”):

(a)	the Company’s EBITDA for any 90 day period (the “90 Day Period”) is greater than or equal to 2.0 times the interest costs associated with the aggregate of the Initial Advance;

(b)	the Company’s business plan as delivered to the Creditor for the 12 months following the applicable 90 Day Period supports an Interest Coverage Ratio of at least 2.00:1;

(c)

the Company shall have delivered a notice in writing to the Creditor at least 30 days prior to the date of advance, which notice must (i) request the Creditor to make the Tranche 2 Advance, (ii) set out the date the Company wishes to receive the Tranche 2 Advance (which date must be at least 30 days following the date of such notice) and (iii) confirm that each of the Tranche 2 Conditions have been met;

(d)

the Company shall have delivered to the Creditor an officer’s certificate certifying that, as of the date of the Tranche 2 Advance (i) each representation and warranty set forth in Section 3.3 of this Debenture remains true and correct in all material respects (except that such materiality qualifier shall not be applicable to (x) the representation and warranty set out in Section 3.3(m) and (y) any representation and warranty that is already qualified or modified by materiality in the text thereof) (unless such representation and warranty is made as of a specific date in which event it will be true and correct as of such date) and (ii) no Event of Default has occurred and is continuing under any of the Transaction Documents; and

(e)	such other documents, information and deliveries as may be reasonably required by the Creditor.

ARTICLE FIVE

EVENTS OF DEFAULT

5.1	Events of Default.

The occurrence of any of the following events shall constitute an “Event of Default” under this Debenture:

(a)	if the Company fails to pay (i) any principal amount owing under this Debenture when due, or (ii) any interest or any other amounts payable under this Debenture or any other

Transaction Document within ten (10) Business Days after the date such interest or other amount is due;

(b)	if a default occurs, which continues after the passage of any applicable cure period, under any agreement or instrument evidencing indebtedness of the Company;

(c)

if any representation or warranty contained in this Debenture or any other Transaction Document is or becomes false or incorrect in any material respect (except that such materiality qualifier shall not be applicable to (x) the representation and warranty set out in Section 3.3(m) and (y) any representation and warranty that is already qualified or modified by materiality in the text thereof) subject in the case of representations and warranties that are capable of being cured (which for certainty, shall not include the representation and warranty set out in Section 3.3(m)), to a grace period of thirty (30) days following the Company becoming aware of or receiving notice of the inaccuracy of the representation or warranty;

(d)

if any representation or warranty contained in the Arrangement Agreement is or becomes false or incorrect in any material respect subject in the case of representations and warranties that are capable of being cured, to a grace period of thirty (30) days following the Company becoming aware of or receiving notice of the inaccuracy of the representation or warranty;

(e)

if the Company fails to perform or comply with any covenant or obligations contained in this Debenture or any other Transaction Document which, in the case of covenants that are capable of being cured (which for certainty, shall not include the covenants set out in Sections 3.1(j)(ii), 3.1(p), 3.1(q), 3.2(j), 3.2(m) and 3.2(o)), is not remedied within thirty (30) days after the Company becoming aware of or receiving written notice of such failure to perform or comply;

(f)

(i) if the Parent fails to perform or comply with any covenant or obligations contained in the Arrangement Agreement which is not remedied within thirty (30) days after written notice thereof is given to the Company by the Creditor, including for greater certainty, a material deviation from the Approved Business Plan (as defined in the Amendment) or (ii) in the event that the Parent or its Affiliates are operating outside of the Identified States (as defined in the Amendment) at any time following the date that is eighteen (18) months from the date of this Debenture;

(g)

if the Company, any Subsidiary of the Company or any Material Subsidiary commits an act of bankruptcy or institutes or consents to the institution of any bankruptcy proceeding or a petition or other process for the bankruptcy of the Company, any Subsidiary of the Company or any Material Subsidiary is filed or instituted without consent of the Company and remains undismissed or unstayed for a period of forty-five (45) days or any of the relief sought in such proceeding (including the appointment of a receiver, trustee, custodian or other similar official for it or any substantial part of its property) shall occur;

(h)	the admission in writing by the Company, any Subsidiary of the Company or any Material Subsidiary of its inability to pay its debts generally as they become due;

(i)	the making by the Company, any Subsidiary of the Company or any Material Subsidiary of a general assignment for the benefit of its creditors;

(j)

if any action or proceeding is launched or taken to terminate the corporate existence of the Company, any Subsidiary of the Company or any Material Subsidiary, whether by winding-up, surrender of charter or otherwise;

(k)

if any proposal is made or any petition is filed by or against the Company, any Subsidiary of the Company or any Material Subsidiary under any law having for its purpose the extension of time for payment, composition or compromise of the liabilities of the Company, any Subsidiary of the Company or any Material Subsidiary, as applicable, or other reorganization or arrangement respecting its liabilities and such proposal or petition is not stayed or dismissed within forty-five (45) days or if the Company, any Subsidiary of the Company or any Material Subsidiary gives notice of its intention to make or file any such proposal or petition including an application to any court to stay or suspend any proceedings of creditors pending the making or filing of any such proposal or petition;

(l)

if any receiver, administrator, or manager of the property, assets or undertaking of the Company, any Subsidiary of the Company or any Material Subsidiary or a substantial part thereof is appointed, whether privately, pursuant to any statute, or by or under any judgment or order of any court;

(m)

if the Company, any Subsidiary of the Company or any Material Subsidiary ceases to carry on its business or makes or proposes to make any sale of its assets in bulk or any sale of its assets out of the usual course of its business, other than sales made in order to comply with the prohibition against operating outside of the Identified States pursuant to Section 5.1(f)(ii);

(n)

if (i) any judgment or judgments for the payment of money in the aggregate amount exceeding $[COMMERCIALLY SENSITIVE INFORMATION REDACTED] (to the extent not covered by independent third-party insurance) is obtained or entered against the Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) and remains unpaid or unstayed for forty-five (45) days after the imposition of such judgment, or (ii) any judgment or judgments for the payment of money in the aggregate amount exceeding $[COMMERCIALLY SENSITIVE INFORMATION REDACTED] (to the extent not covered by independent third-party insurance) is obtained or entered against the Company or any of its Subsidiaries and remains unpaid or unstayed for forty-five (45) days after the imposition of such judgment;

(o)	if there is a Change of Control;

(p)	if the Company is required to pay, repay, prepay or otherwise retire any of its indebtedness (after the passage of any applicable cure period);

(q)	if a default occurs in respect of any material agreement to which the Company is a party to and any applicable cure period in respect thereof expires; or

(r)

if any proceedings are taken to enforce any Encumbrance affecting the assets of the Company or if a distress or any similar process be levied or enforced against such assets and such proceedings are not dismissed or stayed within forty-five (45) days after the commencement thereof and such proceedings, distress or similar process materially and adversely affects the Company or its financial condition, business or operations; and without limiting the generality of the foregoing, an item or items of property having a value in excess of $[COMMERCIALLY SENSITIVE INFORMATION REDACTED] in the aggregate shall be deemed to be material.

Upon the occurrence and during the continuance of an Event of Default, following written notice from the Creditor to the Company, all Obligations shall become forthwith due and payable.

5.2	Rights of the Creditor

The Creditor, without exonerating in whole or in part the Company, may grant time, renewals, extensions, indulgences, releases and discharges to, may take securities from and give the same and any or all existing securities up to, may abstain from taking securities from or from perfecting securities of, may accept compositions from, and may otherwise deal with the Company and all other Persons and securities as the Creditor may see fit.

Following the occurrence of an Event of Default, and for so long as such event shall persist, if the Company shall fail to perform any of its covenants or agreements in this Debenture or any other applicable Debenture Transaction Document, the Creditor may (but shall have no obligation to) perform any or all such covenants or agreements in any manner deemed fit by the Creditor without thereby waiving any rights to enforce the applicable Debenture Transaction Documents.

Nothing herein shall obligate the Creditor to extend or amend any credit to the Company or to any other Person.

No failure to exercise and no delay in exercising, on the part of the Creditor, any right, remedy, power or privilege hereunder or under the other Transaction Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

ARTICLE SIX

GENERAL

6.1	Indemnity.

(a)

The Company shall indemnify the Creditor, any receiver appointed by the Creditor, and their respective officers, directors, advisors, legal counsel, employees and representatives (each, an “Indemnified Party”) in connection with all claims, losses, Taxes (but with respect to Taxes, solely in the case of clauses (b) or (c) below) and expenses that an Indemnified Party may suffer or incur in connection with (a) the exercise by the Creditor or any receiver of any of its rights under this Debenture and the other Transaction Documents, (b) any breach by the Company of the representations or warranties of the Company contained in this Debenture, or (c) any breach by the Company of, or any failure by the Company to observe or perform, any of the Obligations, except that the Company will not be obliged to indemnify any Indemnified Party to the extent those claims, losses and expenses are determined by a final judgment to have directly resulted from the wilful misconduct or gross negligence of the Indemnified Party.

(b)

The Creditor will be constituted as the trustee of each Indemnified Party, other than itself, and shall hold and enforce each of the rights of the other Indemnified Parties under this section for their respective benefits.

6.2	Waiver.

No act or omission by the Creditor in any manner whatever shall extend to or be taken to affect any provision hereof or any subsequent breach or default or the rights resulting therefrom save only an express waiver in writing. No waiver of any of the provisions of this Debenture shall be deemed to constitute a waiver of any other provisions (whether or not similar), nor shall such waiver constitute a waiver or continuing waiver unless expressly provided in writing duly executed by the party to be bound thereby. A waiver of default shall not extend to, or be taken in any manner whatsoever to affect the rights of the Creditor with respect to any subsequent default, whether similar or not. The Company waives every defence based upon any or all indulgences that may be granted to the Creditor.

6.3	No Merger or Novation.

Neither the taking of any judgment nor the exercise of any power of seizure or sale shall operate to extinguish the liability of the Company to pay the moneys owing hereby nor shall the same operate as a merger of any covenant herein contained or of any other Obligation, nor shall the acceptance of any payment or security constitute or create any novation.

6.4	Confidentiality.

(a)

All Confidential Information shall be treated as confidential by the Parties and shall not be disclosed to any other Person other than in circumstances where a Party has an obligation to disclose such information in accordance with Applicable Law, in which case, such disclosure shall only be made after consultation with the other Parties (if reasonably practicable and permitted by Applicable Law).

(b)

In the event that a Party hereto determines that a public announcement or other disclosure of the transactions contemplated hereby (each an “Announcement”) becomes necessary under Applicable Law, it will provide notice to the other Party as soon as reasonably possible, and shall not release such Announcement until the form and content of the Announcement is approved by the other Party acting reasonably. If either of the Parties determines that it is required to publish or disclose the text of this Debenture in accordance with Applicable Law, it shall provide the other Party with an opportunity to propose appropriate additional redactions to the text of this Debenture, and the disclosing Party hereby agrees to accept any such suggested redactions to the extent permitted by Applicable Law. If a Party does not respond to a request for comments within 48 hours (excluding days that are not Business Days) or such shorter period of time as the requesting Party has determined is necessary in the circumstances, acting reasonably and in good faith, the Party making the disclosure shall be entitled to issue the disclosure without the input of the other Party.

(c)	Notwithstanding the foregoing, each of the Parties acknowledges and agrees that:

(i)	the Creditor shall be permitted to disclose all required information in connection with the Transaction Documents as may be required under applicable securities laws;

(ii)	each of the Creditor and the Company may disclose Confidential Information to:

A.	a Person providing financing or funding to the Company or the Creditor, as applicable, together with such prospective financier’s consultants and advisors (financial and legal); and

B.

any prospective purchaser of the Creditor’s interest under this Debenture and the other Transaction Documents, together with such prospective purchaser’s financiers, consultants and advisors (financial and legal), so long as, in each case, prior to receiving any such information the recipient enters into a confidentiality agreement with the disclosing Party pursuant to which the recipient provides a confidentiality undertaking in favour of the Company and the Creditor to maintain the confidentiality of the Confidential Information in a manner consistent with this Debenture; and

(iii)

each of the Parties may disclose Confidential Information to their respective directors, officers and employees (and the directors, officers and employees of their respective Affiliates) and the directors, officers, partners or employees of any financial, accounting, legal and professional advisors of such Party and its Affiliates, as well as any contractors and subcontractors of such Party, provided that each of such individuals to whom Confidential Information is disclosed is advised of the confidentiality of such information and is directed to abide by the terms and conditions of this Section 6.4.

The provisions of this Section 6.4 shall apply indefinitely.

6.5	Amalgamation or Merger.

The Company acknowledges that if it amalgamates or merges (as applicable) with any other corporation or corporations (a) the term “Company”, where used herein shall extend to and include each of the amalgamating or merging corporations and the amalgamated or merged corporation or surviving corporation of such merger, and (b) the term, “Obligations”, where used herein shall extend to and include the Obligations of each of the amalgamating or merging corporations and the amalgamated or merged corporation.

6.6	Creditor May Remedy Default.

If the Company fails to do anything hereby required to be done by it, the Creditor may, but shall not be obliged to, do all or any such things, and all sums thereby expended by the Creditor shall be payable forthwith by the Company, shall be secured by the Security Agreements and shall form part of the Obligations, but no such performance by the Creditor shall be deemed to relieve the Company from any default or Event of Default hereunder.

6.7	Discharge and Satisfaction.

Upon payment or satisfaction in full by the Company to the Creditor of all moneys owing hereunder, these presents shall cease and become null and void, but the Creditor shall upon the request of the Company, execute and deliver to the Company a full release and discharge.

6.8	Notices.

All notices, requests, demands or other communications (collectively, “Notices”) by the terms hereof required or permitted to be given by one Party to the other Party, or to any other Person shall be given by e-mail as the primary and required form of notice with return receipt confirmed and, as a supplemental form of notice only, in writing by personal delivery or by registered mail, postage prepaid, or by facsimile transmission to such other party at:

(a)	to the Creditor at:

11065220 CANADA INC.

c/o Canopy Growth Company

1 Hershey Drive

Smiths Falls, Ontario

K7A 0A8

Attention:    Phil Shaer

Email:          [PERSONAL INFORMATION REDACTED]

with a copy to:

Cassels Brock & Blackwell LLP

40 King Street West, Suite 2100

Toronto, Ontario

M5H 3C2

Attention:    Jonathan Sherman

Email:          jsherman@cassels.com

(b)	to the Company at:

UNIVERSAL HEMP, LLC

366 Madison Avenue, 11th Floor

New York, NY 10017

Attention:    James Doherty, General Counsel

Email:          [PERSONAL INFORMATION REDACTED]

with copies (which shall not constitute notice) to:

DLA Piper (Canada) LLP

Suite 6000, 1 First Canadian Place

Toronto, Ontario M5X 1E2

Attention:    Robert Fonn

Email:          robert.fonn@dlapiper.com

and

Attention:     Russel W. Drew

Email:           russel.drew@dlapiper.com

and

Cozen O’Connor

One Liberty Place, 1650 Market Street, Suite 2800

Philadelphia, Pennsylvania 19103

Attention:    Joseph C. Bedwick

Email:          JBedwick@cozen.com

or at such other address as may be given by such Party to the other Party hereto in writing from time to time. All such Notices shall be deemed to have been received when delivered or transmitted, or, if mailed, seventy-two (72) hours after 12:01 a.m. on the day following the day of the mailing thereof. If any Notice shall have been mailed and if regular mail service shall be interrupted by strikes or other irregularities, such Notice shall be deemed to have been received seventy-two (72) hours after 12:01 a.m. on the day following the resumption of normal mail service, provided that during the period that regular mail service shall be interrupted, all Notices shall be given by personal delivery, by facsimile transmission or by e-mail.

6.9	Invalidity of any Provisions.

Any provision of this Debenture which is prohibited by the laws of any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition without invalidating the remaining terms and provisions hereof or thereof and no such invalidity shall affect the obligation of the Company to repay the Obligations. This Debenture and all its provisions shall enure to the benefit of the Creditor, its successors and assigns and shall be binding upon the Company, its successors and assigns. Presentment, notice of dishonour, protest and notice of protest hereof are hereby waived.

6.10	Amendments.

This Debenture may only be amended by written agreement signed by each of the Parties hereto.

6.11	Entire Agreement.

This Debenture sets forth the entire understanding of the Parties with respect to the subject matter hereof and supersedes all existing agreements between them concerning such subject matter.

6.12	Assignments.

The Creditor may, subject to Applicable Law, assign, transfer or deliver all or any portion of the Debenture, the other Debenture Transaction Documents and its rights and obligations hereunder and thereunder to any Affiliate without the consent of the Company; provided, however, the Creditor may not assign, transfer or deliver any of its aforementioned rights without the consent of the Company if such assignment, transfer or delivery would have a material adverse impact with respect to any of the Company’s obligations under Section 2.6. The Company may not assign, transfer or deliver all or any portion of the Debenture, the other Debenture Transaction Documents or its rights and obligations hereunder or thereunder without the prior written consent of the Creditor.

6.13	No Notice of Trust.

The Creditor or its legal representative will be regarded as exclusively entitled to the benefit of this Debenture and all Persons may act accordingly and the Company shall not be bound to enter in the register notice of any trust or, except as by some court of competent jurisdiction ordered, to recognize any trust or equity affecting the title to this Debenture.

6.14	Judgment Currency.

(a)

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due to the Creditor in any currency (the “Original Currency”) into another currency (the “Other Currency”), the Parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Creditor could purchase the Original Currency with the Other Currency on the Business Day preceding the day on which final judgment is given or, if permitted by Applicable Law, on the day on which the judgment is paid or satisfied.

(b)

The Obligations of the Company in respect of any sum due in the Original Currency from it to the Creditor under this Debenture shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Creditor of any sum adjudged to be so due in the Other Currency, the Creditor may, in accordance with normal banking procedures, purchase the Original Currency with such Other Currency. If the amount of the Original Currency so-purchased is less than the sum originally due to the Creditor in the Original Currency, the Company agrees, as a separate obligation and notwithstanding the judgment, to indemnify the Creditor, against any loss, and, if the amount of the Original Currency so purchased exceeds the sum originally due to the Creditor in the Original Currency, the Creditor shall remit such excess to the Company.

6.15	Further Assurances.

The Company shall, at the Company’s expense and upon request of the Creditor, duly execute and deliver, or cause to be duly executed and delivered, to the Creditor such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Creditor to carry out more effectively the provisions and purposes of this Debenture and the other Debenture Transaction Documents.

6.16	Expenses.

Whether or not the transactions contemplated by this Debenture shall be consummated, each Party agrees that it shall bear its own costs and expenses incurred in connection with the preparation, negotiation and execution of the Debenture, and any amendment, modification, administration, interpretation or waiver of any of the provisions thereof. The Company shall pay all documented costs and expenses (including legal fees) incurred by the Creditor, or its agents on its behalf, in connection with the protection and enforcement of the rights of the Creditor provided for in this Debenture and the other Debenture Transaction Documents. All statements, reports, certificates, opinions, appraisals and other documents or information required to be furnished from time to time to the Creditor by the Company under this Debenture shall be supplied by the Company without cost to the Creditor.

6.17	Legal Holidays.

If any payment date is not a Business Day, the applicable payment due on such day shall be made on the next Business Day, and interest shall continue to accrue on the said principal amount during such stub period and shall also be paid on such next Business Day.

6.18	Payments without Deduction.

All payments to be made by the Company under this Debenture (whether on account of principal, interest, fees, costs or any other amount) shall be made in Dollars and shall be made in freely transferable, immediately available funds and without set-off, withholding or deduction of any kind whatsoever, except to the extent required by Applicable Law.

6.19	Execution; Counterparts.

This Debenture may be executed (including by way of electronic signature) in counterparts (and, to the extent applicable, by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Debenture and the other Transaction Documents constitute the entire contract among the Parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Debenture by telecopy, DocuSign or by sending a scanned copy by electronic mail shall be effective as delivery of a manually executed counterpart of this Debenture.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF the Company has caused this Debenture to be executed as of the date first written above.

UNIVERSAL HEMP, LLC

Per:	/s/ Robert Daino
Name:	Robert Daino
Title:	President

Per:	/s/ James Doherty
Name:	James Doherty
Title:	Vice President and Secretary

I/we have authority to bind the Company.

Debenture

SCHEDULE A

GRID

Date	Amount of Advance	Amount of Repayment	Unpaid Principal Balance	Notation Made By
September 23, 2020	USD$50,000,000	Nil	USD$50,000,000	Creditor

SCHEDULE B

LOCATION OF ASSETS AND BUSINESS

1.	Chief Executive Office: 366 Madison Avenue, 11th Floor, New York, NY 10017 USA, to be moved in October 2020 to 450 Lexington Avenue, #3308, New York, New York 10163 USA.

2.	Registered Office: Corporation Service Company 251 Little Falls Drive, Wilmington, DE 19808.

EXHIBIT A

COMPLIANCE CERTIFICATE

To:    11065220 CANADA INC. (the “Creditor”)

Reference is made to that debenture issued by UNIVERSAL HEMP, LLC to the Creditor on September 23, 2020, in an aggregate principal amount of USD$100,000,000 (the “Debenture”). All capitalized terms used and not otherwise defined herein have the meaning given to such terms in the Debenture.

This Compliance Certificate is delivered pursuant to Subsection 3.1(m)(ii) of the Debenture.

The undersigned responsible officer of the Company hereby certifies as of the date hereof that he/she is the duly appointed ● of the Company, and is authorized to execute and deliver this Compliance Certificate to the Creditor on behalf of the Company, and that:

1.	The Company is in compliance:

i.	in all respects, with all Applicable Laws in the United States, including the CSA; and

ii.	in all material respects, with all other Applicable Laws.

2.

The Company is in compliance with its Compliance Programs in all material respects. Such internal compliance programs have been periodically reviewed and updated to account for any changes in the laws and regulations applicable to the business, affairs and operations of the Company.

3.

The Company has not received any communication from any Governmental Authority since the date of the last Compliance Certificate. If the Company has received any communication from any Governmental Authority, it has notified the Creditor and provided written copies of all such correspondence and any responses by the Company thereto.

4.

The Company has not received any communication in connection with: (i) any potential, actual or alleged violation of, or non-compliance with, Applicable Law; (ii) any investigation or audit by any Governmental Authority; or (iii) any violations of, or non-compliance with, any Applicable Law which could reasonably be expected to result in fines or penalties or otherwise result in a material adverse effect on the business, affairs or operations of the Company or its Affiliates.

5.

The Company has performed and observed, in all material respects (except that such materiality qualifier shall not be applicable to (x) the covenants set out in Sections 3.1(j)(ii), 3.1(p), 3.1(q), 3.2(j), 3.2(m) and 3.2(o) of the Debenture and (y) any covenant that is already qualified or modified by materiality in the text thereof) , each covenant and condition of the Debenture, applicable to it, and, since the date of the last Compliance Certificate has not been in and is not currently in breach of any such covenant or condition.

6.

Each representation and warranty of the Company set forth in Section 3.3 of the Debenture is true and correct as of the date hereof with the same force and effect as if made on and as of the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of, ● 20●.

UNIVERSAL HEMP, LLC

By:
Name:
Title: